------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M   4 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires: December 31, 2001|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|                                        |                                                |                                        |
|     Davis                Ronald     C. | EWRX Internet Systems Inc. (EWRX)              | X  Director           X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification   |4.Statement for Month/  | X Officer               Other          |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |    January 2000        |  President and Chief Executive Officer |
| 2746 Yale Street                       |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|               (Street)                 |        --             |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |          --            |---                                     |
|                British Columbia,       |                       |                        |    Form filed by More than One         |
| Vancouver           Canada     V5K 1C3 |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |    |    |                |(A) |         |  Month          |or  |                    |
|                               |            |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock                   | 1/23/00    |J(1)|    |    25,000      | D  |  (1)    |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock                   |            |    |    |                |    |         |    602,666      | D  |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|Common Stock                   |            |    |    |                |    |         |    825,166      | I  | By Spouse          |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
|-------------------------------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                               |            |    |    |                |    |         |                 |    |                    |
|                               |            |    |    |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of        |6.Date       |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative       |Exercisable  |  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities       |and          |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or  |Expiration   |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)  |Date         |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)|(Month/Day/  |                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                   |   Year)     |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                   |-------------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                   |      |      |          |Amount or |          |Month     |or  |          |
|          |         |     |---------|-------------------|Date  |Exp.  |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |Code| V  |    (A)  |   (D)   |Exbl. |Date  |          |Shares    |          |          |(I) |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|----------|---------|-----|----|----|---------|---------|------|------|----------|----------|----------|----------|----|----------|
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
|          |         |     |    |    |         |         |      |      |          |          |          |          |    |          |
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Explanation of Responses:
(1) On January 23, 2000, the Reporting Person transferred ownership of 25,000 shares to an unaffiliated entity in satisfaction of debt relating to investor relations services owed by the Issuer.  The closing bid price of the Issuer's stock on
    January 23, 2000 was $1.73 per share.



**Intentional misstatements or omissions of facts constitute Federal           /s/ Ronald C. Davis                 March 20, 2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.    Ronald C. Davis
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                                                                                                                      PAGE:  2 OF  2